EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that the Schedule 13D with respect to the Class A Common Stock, par value $0.001 per share, of FCB Financial Holdings, Inc., dated as of August 11, 2014, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED:   August 11, 2014

BOND STREET INVESTORS LLC

By:	Bond Street Management, LLC
Its:	Managing Member

By:	/s/ Vincent Tese
Name:	Vincent Tese, Manager

BOND STREET MANAGEMENT, LLC

By:	/s/ Vincent Tese
Name:	Vincent Tese, Manager